Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-150710) pertaining to the 2008 Omnibus Incentive Plan of Colfax Corporation of our report dated March 2, 2009, with respect to the consolidated financial statements and schedule of Colfax Corporation in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Richmond, Virginia
March 2, 2009